          Filed Pursuant to
          Rule 415 and 433
          333-135813
          FWP
GE Interest Plus* for Businesses What? Now, as a customer of GE Commercial Finance, you can earn higher returns than competing cash management alternatives with GE Interest Plus for Businesses. *Trademark of General Electric Company

Wow! Designed to provide higher returns than competing cash management alternatives. Isn’t it about time that your business got the rate it deserves? Now, as a customer of GE Commercial Finance, you can. By investing in GE Interest Plus* for Businesses you can enjoy higher returns than most money market accounts, savings accounts and short- term CDs. To see how much more, simply review the current yield to the right. So don’t settle for just a little when you can get more. GE Interest Plus for Businesses is a smart financial investment that can help your business maximize earnings on your available cash. Current Rate and Yield Rate Effective as of 8/23/06. Rate            Yield 4.80% 4.91% The rate may be reviewed/reset weekly. For the current rate go to our website www.geinterestplus.com/businesses. See how much more you can earn. GE Interest Plus for Businesses yields as of 8/23/06. Rates may be reset weekly. Bank money market account and CD rate as of 8/23/06 and provided by BanxQuote®. Taxable money market mutual fund average yield as of 8/16/06 and provided by iMoneynet Inc. *GE Interest Plus for Businesses is an investment in the senior, unsecured debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard & Poor’s and Aaa by Moody’s Investors Service. You should note that GE Interest Plus for Businesses Notes are not a money market fund, which is generally a diversified fund consisting of investment in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus for Businesses is not an FDIC-insured deposit. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.geinterestplus.com/businesses. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it at www.geinterestplus.com/businesses or by calling toll free 1-888- 674-4138.

Biggerreturns. EasyAccess. Highestrating. Quick and Easy Access to Your Money. GE Interest Plus for Businesses is liquid so you can access your money when you need it. Need to redeem funds? Simply use our free Quick Redemption service to move money to your linked business checking account through the Automated Clearing House (ACH) Network and money will be moved in 2 business days. Need to move money faster? Simply contact us before 12 p.m. Eastern Time to complete a same day wire* to the same bank checking account. Plus, there are no penalties for withdrawing funds. You have quick and easy access to your company’s cash when you need it. *A same day wire fee of $15 is charged. $2,500 minimum wire redemption. Investing more is easy too. Simply use our free Quick Invest service to move money from this account through the ACH to your GE Interest Plus for Businesses account. You can also wire funds or mail in a check. No sales fees so your money works harder. Every dollar your company invests works harder for you with GE Interest Plus for Businesses. There are no sales or management fees to eat away at your earnings. After all, why let added fees reduce your rate of return? Stay on top of your investment on-line or by phone. Manage your investment online or by toll-free phone call. View or hear your balance daily, get 12 months transaction history, and initiate Quick Invest or Quick Redemption transactions. View your monthly statements online or receive the m by mail. Customer Service Representatives are available to assist you from 8:30a.m. to 7 p.m. Eastern Time. Interest income is reported on a 1099-int form mailed in January of each year.

Whew! From GE Capital — a company you know and trust. It’s a good feeling to invest with a respected company you know. More important, you can invest with confidence in GE Interest Plus for Businesses knowing that it has received a AAA rating from Standard & Poor’s Corporation and a Aaa from Moody’s Investors Service. These are the highest ratings possible and a testament to the credit worthiness of GE Capital Corporation. Get in on a good thing. Invest today. Start earning more from a company you can depend on. Read the enclosed prospectus and privacy policy, then complete, sign and mail the enclosed application (make sure to fill out the appropriate form based on your business entity type) in the envelope we’ve enclosed. You must also fill out and return the enclosed IRS W-9 Form. You can choose how to fund your account: 1. By Check: Include a check for $500 or more. Note that the check must be drawn from the business checking account you link to your GE Interest Plus for Businesses account. 2. By Quick Invest: Indicate on the application that you will be electronically transferring funds from your linked bank checking account once your account is established through our free Quick Invest Service 3. By Wire: Indicate on the application that you will be wiring funds from your business checking account once your account is established. Please note that the wire must originate from your linked bank checking account. Once your account is opened, you will receive a confirmation statement and a welcome letter. If you selected numbers 2 or 3 above, the welcome letter will provide you information on how to complete your initial investment through Quick Invest and how to wire funds. Need help with the application, please contact a Customer Service Representative at 1-888-674-4138. They are available to assist you business days from 8:30 a.m. to 7 p.m. Eastern Time. For the current rate visit our website www.geinterestplus.com/businesses call our automated line 1-888-674-4138 GEIPB-8/06